Exhibit 99.1

Solo Cup Company

1700 Old Deerfield Road

Highland Park, IL 60035

847-831-4800

www.solocup.com

Solo Cup Company Announces

First Quarter 2006 Financial Results

HIGHLAND PARK, IL, Tuesday, May 16, 2006 – Solo Cup Company (the “Company”) today announced first quarter 2006 financial results.

For the thirteen weeks ended April 2, 2006(1), the Company reported net sales of $564.0 million, an increase of $17.9 million, or 3.3%, compared to $546.1 million for the three months ended March 31, 2005. The increase in net sales reflected a 2.6% increase in average realized sales price and a 0.7% increase in sales volume compared to the three months ended March 31, 2005. The increase in average realized sales price reflects the impact of pricing increases implemented during the second half of 2005 in response to higher raw material costs.

Gross profit was $51.3 million for the thirteen weeks ended April 2, 2006. Selling, general, and administrative expenses were $66.6 million.

The Company reported a net loss of $22.1 million for the thirteen weeks ended April 2, 2006 compared to a net loss of $18.6 million for the three months ended March 31, 2005. Adjusted EBITDA for the thirteen weeks ended April 2, 2006 was $11.9 million versus $20.3 million for three months ended March 31, 2005.

Commenting on the first quarter 2006 results, Robert M. Korzenski, President and Chief Operating Officer said, “While we experienced positive growth in both sales and margins during the quarter, we continue to face the challenges of increasing energy costs and competitive pricing pressures. In addition, this quarter we experienced higher SG&A and we are currently taking measures to control expenses. We believe our recently announced restructuring has better aligned our organizational structure with the needs of our business.”

Solo Cup Company is a $2.4 billion company exclusively focused on the manufacture of disposable foodservice products for the consumer/retail, foodservice, packaging, and international markets. Solo Cup has broad expertise in plastic, paper, and foam disposables and creates brand name products under the Solo, Sweetheart, Fonda, and Hoffmaster names. The Company was established in 1936 and has a global presence with facilities in Asia, Canada, Europe, Mexico, Panama and the United States. To learn more about the Company, as well as our first quarter 2006 results conference call, visit www.solocup.com.

Solo Cup Company News Release

5/16/2006

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements. Such statements are based on management’s current reasonable and good faith expectations, such as those statements relating to the company’s restructuring program. A number of risks and uncertainties could cause results to differ from forward-looking statements. These risks and uncertainties include increases in energy and other manufacturing and raw material costs, availability of raw materials and estimated savings associated with the restructuring program. For further details of these and other risks and uncertainties that may impact forward-looking statements and the company’s business and financial results, see information set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 1, 2006 and in our other filings made from time to time with the SEC. The company does not undertake any obligation to update or revise any forward-looking statements as a result of new information, future events, changed assumptions or otherwise; and all forward-looking statements speak only as of the time when made. This press release contains certain non-GAAP financial measures as defined by SEC rules. A reconciliation of these measures to the most directly comparable GAAP measure is included in the attached Schedule A.

Contact

Denis Tian

847-579-3706

(1)	As reported in the Company’s Form 8-K filed with the SEC on June 24, 2005, the Company’s fiscal year has changed from the year ended December 31 to the 52- or 53-week period ending on the last Sunday in December.

Solo Cup Company News Release

5/16/2006

Schedule A

Solo Cup Company

Consolidated Statements of Operations

(in thousands)	Thirteen weeks ended April 2, 2006	Three months ended March 31, 2005
Net sales	$563,981	$546,093
Cost of goods sold	512,719	497,598

Gross profit	51,262	48,495

Selling, general and administrative expenses	66,574	60,036
Restructuring expense	1,164	868
Loss on sale of property, plant and equipment	864	774

Operating loss	(17,340)	(13,183)

Interest expense, net	20,379	17,073
Foreign currency exchange (gain) loss, net	(1,034)	807
Other (income) expense, net	127	(113)

Loss before income taxes and minority interest	(36,812)	(30,950)

Income tax benefit	(14,725)	(12,380)
Minority interest	—	(2)

Net loss	$(22,087)	$(18,568)

Solo Cup Company News Release

5/16/2006

Solo Cup Company

Reconciliation of Net loss to Adjusted EBITDA

(in millions)	Thirteen weeks ended April 2, 2006	Three months ended March 31, 2005
Net loss (GAAP measure)	$(22.1)	$(18.6)
Interest expense, net	20.4	17.1
Income tax benefit	(14.7)	(12.4)
Depreciation and amortization	25.7	25.6

EBITDA (non-GAAP measure)	9.3	11.7
Foreign currency exchange (gain) loss, net	(1.0)	0.8
Other (income) expense, net	0.1	(0.1)
Integration expenses	3.5	7.9

Adjusted EBITDA (non-GAAP measure)	$11.9	$20.3

Adjusted EBITDA is not a measure of financial performance under GAAP and should not be considered as an alternative to net income (loss) or any other performance measure derived in accordance with GAAP or as an alternative measure of liquidity. We believe that the inclusion of supplementary adjustments for EBITDA applied in our presentation of adjusted EBITDA are appropriate to provide additional information to investors about certain material costs that are not representative of our core operations. We also believe the presentation of EBITDA and adjusted EBITDA facilitates operating performance comparisons from period to period and from company to company by backing out potential differences caused by variations in capital structures, tax positions and the age and book depreciation of facilities and equipment. Furthermore, we use financial measures similar to adjusted EBITDA for pricing under the terms of our first lien facility and to measure our compliance with certain covenants under our first lien facility, second lien facility, and the indenture governing our 8.5% senior subordinated notes. It is also used as a metric to determine certain components of management compensation.

Solo Cup Company News Release

5/16/2006